Exhibit 5.1

Paris, August 12, 2013

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital International

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,000,000,0000 principal amount of 2.125% notes due 2018 (the “Total Capital Notes”) of Total Capital, a société anonyme organized under the laws of the Republic of France (“Total Capital”), and of $500,000,000 principal amount of 1.000% notes due 2016, $500,000,000 principal amount of floating rate notes due 2018 and $1,000,000,000 principal amount of 3.700% notes due 2024 (the “ Total International Notes”) of Total Capital International, a société anonyme organized under the laws of the Republic of France (“Total International”) and the related guarantees of the Total Capital Notes and of the Total International Notes (the “Guarantees”) by TOTAL S.A., a société anonyme organized under the laws of France (“TOTAL”), I, as General Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. The Total Capital Notes are being issued under an indenture, dated as of October 2, 2009 (the “Total Capital Indenture”), between Total Capital, TOTAL and The Bank of New York Mellon, as trustee. The Total International Notes are being issued under an indenture, dated as of February 17, 2012 (the “Total International Indenture”), between Total International, TOTAL and The Bank of New York Mellon, as trustee.

Upon the basis of such examination, I advise you that, in my opinion:

(1)	each of Total Capital, Total International and TOTAL is a société anonyme duly incorporated and validly existing under the laws of the Republic of France;

(2)	the Total Capital Notes being issued have been duly authorized and validly executed in accordance with a valid resolution of the board of directors of Total Capital;

(3)	the Total International Notes being issued have been duly authorized and validly executed in accordance with a valid resolution of the board of directors of Total International;

(4)	the Total Capital Indenture has been duly authorized and validly executed by each of Total Capital and TOTAL in accordance with a valid resolution of the board of directors of Total Capital and TOTAL, respectively;

(5)	the Total International Indenture has been duly authorized and validly executed by each of Total International and TOTAL in accordance with a valid resolution of the board of directors of Total International and TOTAL, respectively; and

(6)	the Guarantees have been duly authorized and validly executed by TOTAL in accordance with a valid resolution of the board of directors of TOTAL.

The foregoing opinion is limited to the laws of the Republic of France in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon the opinion dated the date hereof of Jonathan E. Marsh, Group U.S. Counsel to TOTAL, which opinion is being delivered to you by such counsel.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Total Capital Notes, the Total International Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Peter Herbel
Peter Herbel
General Counsel